Exhibit 99.1

FOR RELEASE, Wednesday, June 24, 2020	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com
KB HOME REPORTS 2020 SECOND QUARTER RESULTS
Revenues Totaled $914.0 Million
Gross Margin Up 100 Basis Points
Pretax Income Grew 19% to $67.8 Million; Diluted Earnings Per Share Increased to $.55
Liquidity Increased to $1.36 Billion, Driven by Positive Operating Cash Flow

LOS ANGELES (June 24, 2020) — KB Home (NYSE: KBH) today reported results for its second quarter ended May 31, 2020. The Company’s results were significantly impacted by the severe economic and social disruptions resulting from the COVID-19 pandemic and the extensive and restrictive public health measures implemented during the period to contain and combat the outbreak.
“As the COVID-19 pandemic escalated into a national emergency, a high priority was protecting the health and well-being of our employees, customers, and business partners, and their families, and we took decisive actions in order to do so. We temporarily closed our communities in mid-March, then shifted where permitted to a restricted, appointment-only basis in April, and finally, opened more broadly to the public beginning in mid-May, following appropriate safety protocols,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer. “Though these measures significantly disrupted our business, we generated solid financial results in the second quarter, with year-over-year growth across several key metrics. Most notable of these were the 100-basis point increase in our housing gross profit margin and the expansion of our pretax income.”
“The prolonged stay-at-home public health orders, resulting economic shutdown and our conservative approach to navigating the uncertain environment significantly impacted our orders during the quarter. However, following a low point in April, we are very encouraged by the resilience of housing market demand. We experienced steady and significant improvement in our order trends beginning in May, which was further fueled by welcoming walk-in traffic to our communities. This improvement has accelerated dramatically in the first three weeks of June during which time we have achieved a modestly positive year-over-year comparison, as orders have returned to more normalized levels,” concluded Mezger.
Three Months Ended May 31, 2020 (comparisons on a year-over-year basis)

•	Revenues totaled $914.0 million, compared to $1.02 billion.

•	Homes delivered were 2,499, compared to 2,768.

•	Average selling price was $364,100, compared to $367,700.

•
Homebuilding operating income of $51.6 million was down slightly. At the same time, homebuilding operating income margin increased 60 basis points to 5.7%. Excluding inventory-related charges of $4.4 million and severance charges of $6.7 million associated with workforce reductions in the current quarter and $4.3 million of inventory-related charges in the year-earlier quarter, this metric improved 140 basis points to 6.9%.

◦
Housing gross profit margin increased 100 basis points to 18.2%, with increases in three of the Company’s four regions. Excluding inventory-related charges, the housing gross profit margin expanded to 18.7% from 17.6%.

▪
The housing gross profit margin improvement primarily reflected a mix shift of homes delivered and lower relative amortization of previously capitalized interest, partly offset by reduced operating leverage due to lower housing revenues.

▪	Adjusted housing gross profit margin, a metric that excludes inventory-related charges and the amortization of previously capitalized interest, increased to 21.9% from 21.3%.

◦
Selling, general and administrative expenses as a percentage of housing revenues were 12.6%, compared to 12.1%, primarily due to the above-noted severance charges and decreased operating leverage from lower housing revenues, partly offset by reduced expenses for certain employee compensation plans.

▪	Excluding the current quarter severance charges, the Company’s selling, general and administrative expense ratio was 11.8%.

•
The Company's financial services operations generated pretax income of $7.6 million, up from $4.6 million, mainly reflecting higher income from its mortgage banking joint venture, KBHS Home Loans, LLC (“KBHS”).

◦	KBHS originated 76% of the residential mortgage loans the Company’s homebuyers obtained to finance their home purchase, compared to 69%.

•	Total pretax income grew 19% to $67.8 million.

•
The Company‘s income tax expense and effective tax rate were $15.8 million and approximately 23%, respectively. In the year-earlier quarter, income tax expense was $9.3 million and the effective tax rate was approximately 16%. The higher effective tax rate in the current quarter primarily reflected a decrease in federal energy tax credits and the absence of excess tax benefits from stock-based compensation.

•	Net income and diluted earnings per share increased to $52.0 million and $.55, respectively, compared to net income of $47.5 million and diluted earnings per share of $.51.
Six Months Ended May 31, 2020 (comparisons on a year-over-year basis)

•	Total revenues of $1.99 billion increased 9%.

•	Homes delivered grew 7% to 5,251.

•	Average selling price rose 2% to $377,400.

•	Pretax income increased 50% to $136.6 million.

•	Net income grew 44% to $111.7 million and diluted earnings per share increased 45% to $1.19.
Backlog and Net Orders (comparisons on a year-over-year basis)

•
The COVID-19 pandemic and associated public health responses that began in mid-March and became increasingly strict through most of the quarter negatively affected the Company’s gross orders and net orders, and elevated its cancellation rate. As a result, gross orders and net orders for the 2020 second quarter decreased 36% and 57%, respectively.

◦
The Company’s monthly gross orders for March and April decreased 4% and 59%, respectively. For May, the decrease in gross orders moderated to 42% as government restrictions began to ease in the latter part of the month and the Company started to gradually resume more normalized operations. The Company’s net orders were down 10% in March, 107% in April and 55% in May.

◦
The Company’s cancellation rate as a percentage of gross orders increased to 43% for the quarter from 15%, largely reflecting the Company’s proactive efforts to assure a backlog of qualified homebuyers amid the unprecedented nationwide economic and employment disruptions resulting from the pandemic. The cancellation rates for March, April and May were 20%, 114% and 34%, respectively.

•	The Company’s ending backlog was composed of 5,080 homes, compared to 5,927 homes. Ending backlog value totaled $1.90 billion, compared to $2.17 billion.

•	Average community count for the quarter decreased 2% to 247. Ending community count of 244 was down 4%.

◦
Company-wide, net orders per community averaged 2.4 per month, compared to 5.4. In the year-earlier quarter, the Company achieved one of its highest second-quarter net order paces of the past several years.

Balance Sheet as of May 31, 2020 (comparisons to November 30, 2019)

•	Cash and cash equivalents totaled $575.0 million, compared to $453.8 million.

◦
The Company had total liquidity of $1.36 billion, including cash and cash equivalents and $787.6 million of available capacity under its unsecured revolving credit facility. There were no cash borrowings outstanding under the facility. The Company has not borrowed under the facility in 2020.

•	Inventories decreased slightly to $3.61 billion.

◦	Lots owned or under contract totaled 60,480, down 7%, reflecting fewer optioned lots. Approximately 62% of the total lots were owned and 38% were under contract.

◦	The Company’s 37,589 owned lots represented a supply of approximately 3.1 years, based on homes delivered in the trailing 12 months.

•	Notes payable of $1.77 billion were essentially unchanged.

◦	The Company’s debt to capital ratio of 41.5% improved 80 basis points. The Company’s net debt to capital ratio improved 280 basis points to 32.4%.

◦	The Company’s next scheduled debt maturity is on December 15, 2021, when $450.0 million in aggregate principal amount of its 7.00% senior notes become due.
Company Outlook — COVID-19 Impact
The negative effects of the COVID-19 pandemic and the related extended public health and governmental measures of varying restrictiveness to contain and combat the outbreak significantly impacted the Company’s business during the 2020 second quarter. In response to the pandemic and with the health and well-being of its employees, customers and business partners, and their families, being a high priority, the Company took decisive actions in mid-March, temporarily closing its sales centers, model homes and design studios to the public and shifting to virtual sales tools and an appointment-only personalized home sales process, where permitted. The Company also shifted its corporate and division office functions to work remotely. With the Company’s construction operations being restricted in many jurisdictions, and completely shut down in some of them, together with the reduced availability or capacity of some municipal and private services necessary to build and deliver homes, the Company experienced home delivery delays during most of the quarter. In addition, the Company’s order pace moderated significantly, and home purchase cancellations increased considerably largely reflecting the Company’s proactive efforts to assure a backlog of qualified homebuyers amid a pandemic-induced economic downturn that affected homebuyers’ employment status or created uncertainty for them about that status and their ability to purchase their home, as well as disruptions in the availability of mortgage loans or in the performance of lenders, among other factors. Among the markets with the largest impact to the Company’s second quarter net orders were the Inland Empire and Bay Area in California; Las Vegas, Nevada; Houston, Texas; and Orlando, Florida.
Over the past several weeks, conditions have started to improve in conjunction with state and local governments relaxing “stay-at-home” and similar public health mandates that were implemented in response to the pandemic. With restrictions easing in many of its served markets, the Company, in the latter part of May, began the process of more broadly opening its sales centers, model homes and design studios to the public, while also expanding construction and warranty service activities to the extent permitted by local authorities. The Company also launched significant enhancements to its website, including upgraded home search tools. In June, certain of the Company’s division offices began to reopen to employees. During the reopening process, the Company has instituted several safety protocols, such as distancing and personal protective equipment requirements, enhanced premises cleaning and personal hygiene measures and wellness checks, in accordance with applicable public health orders. The increased ongoing investment in these appropriate steps is intended to help protect the health of customers, employees and business partners. Due to the variation in laws and restrictions, the timing and manner of the Company’s reopening process has varied from market to market.
The Company is encouraged by its ability to effectively resume nearly all of its core operations and the recent improvement in its gross orders, net orders and cancellation rate, which it believes is an indicator of underlying strength in the overall housing market and the resilience of the attractive markets in which it operates. Subsequent to the end of the quarter, the Company’s business continued to rebound measurably, with gross orders and net orders increasing on both a year-over-year and sequential basis. Gross orders for the first three weeks of June 2020 increased 4% year over year while net orders rose 2%, each reflecting the more favorable operating environment. On a sequential basis, gross orders for the first three weeks of June were up 22% and net orders were up 48%, compared to the immediately preceding three weeks. The Company’s cancellation rate for this period also returned closer to a more normalized level of 21%, nearly even with the year-earlier period. As the economy continues to recover from the severe impacts of the pandemic and related public health measures, the Company expects employment, consumer confidence and other fundamental housing factors to also improve. However, the speed, trajectory and strength of any such recovery remains highly uncertain, and it could be slowed or reversed by a number of factors, including a possible widespread resurgence in COVID-19 infections in the second half of 2020 without the availability of generally effective therapeutics or a vaccine for the disease. Given this uncertainty, the Company will continue to proceed in a carefully targeted manner with land acquisition and land development, and to focus on generating cash inflows from its business and preserving cash and liquidity by curtailing overhead expenditures. Company management is reinstating guidance and will provide its outlook for the 2020 third quarter and full year on the Company’s earnings conference call.
Earnings Conference Call
The conference call to discuss the Company’s 2020 second quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home (NYSE: KBH) is one of the largest and most recognized homebuilders in the United States and has been building quality homes for over 60 years. Today, KB Home operates in 42 markets across eight states, serving a wide array of buyer groups. What sets us apart is how we give our customers the ability to personalize their homes from homesites and floor plans to cabinets and countertops, at a price that fits their budget. We are the first builder to make every home we build ENERGY STAR® certified. In fact, we go beyond the EPA requirements by ensuring every ENERGY STAR certified KB home has been tested and verified by a third-party inspector to meet the EPA’s strict certification standards, which helps lower the cost of ownership and to make our new homes healthier and more comfortable than new ones without certification. We also work with our customers every step of the way, building strong personal relationships so they have a real partner in the homebuying process, and the experience is as simple and easy as possible.  Learn more about how we build homes built on relationships by visiting kbhome.com.

Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions, generally and during the current recession; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any share repurchases pursuant to our board of directors’ authorization; material and trade costs and availability; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to that failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the Coronavirus Aid, Relief, and Economic Security Act relief provisions for outstanding mortgage loans, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely develop acquired land parcels and open new home communities; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS, our mortgage banking joint venture with Stearns Ventures, LLC; information technology failures and data security breaches; an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; a continuation of widespread protests and civil unrest related to efforts to institute law enforcement and other social and political reforms, and the impacts of implementing or failing to implement any such reforms; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

# # #
(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended May 31, 2020 and 2019
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2020	2019	2020	2019
Total revenues	$913,970	$1,021,803	$1,989,905	$1,833,286
Homebuilding:
Revenues	$910,280	$1,018,671	$1,982,662	$1,827,459
Costs and expenses	(858,691)	(966,572)	(1,870,878)	(1,744,021)
Operating income	51,589	52,099	111,784	83,438
Interest income	442	439	1,377	1,544
Equity in income (loss) of unconsolidated joint ventures	8,154	(369)	10,059	(775)
Homebuilding pretax income	60,185	52,169	123,220	84,207
Financial services:
Revenues	3,690	3,132	7,243	5,827
Expenses	(883)	(1,040)	(1,845)	(2,064)
Equity in income of unconsolidated joint ventures	4,797	2,500	8,019	3,302
Financial services pretax income	7,604	4,592	13,417	7,065
Total pretax income	67,789	56,761	136,637	91,272
Income tax expense	(15,800)	(9,300)	(24,900)	(13,800)
Net income	$51,989	$47,461	$111,737	$77,472
Earnings per share:
Basic	$.57	$.54	$1.23	$.88
Diluted	$.55	$.51	$1.19	$.82
Weighted average shares outstanding:
Basic	90,493	87,641	90,169	87,310
Diluted	93,472	92,366	93,628	94,635

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	May 31, 2020	November 30, 2019
Assets
Homebuilding:
Cash and cash equivalents	$575,006	$453,814
Receivables	312,928	249,055
Inventories	3,607,465	3,704,602
Investments in unconsolidated joint ventures	57,823	57,038
Property and equipment, net	65,764	65,043
Deferred tax assets, net	257,571	364,493
Other assets	126,588	83,041
	5,003,145	4,977,086
Financial services	38,857	38,396
Total assets	$5,042,002	$5,015,482

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$180,868	$262,772
Accrued expenses and other liabilities	602,393	618,783
Notes payable	1,766,539	1,748,747
	2,549,800	2,630,302
Financial services	1,848	2,058
Stockholders’ equity	2,490,354	2,383,122
Total liabilities and stockholders’ equity	$5,042,002	$5,015,482

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Six Months Ended May 31, 2020 and 2019
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2020	2019	2020	2019
Homebuilding revenues:
Housing	$909,978	$1,017,799	$1,981,788	$1,815,970
Land	302	872	874	11,489
Total	$910,280	$1,018,671	$1,982,662	$1,827,459

Homebuilding costs and expenses:
Construction and land costs
Housing	$744,151	$843,071	$1,629,632	$1,504,399
Land	302	673	874	10,200
Subtotal	744,453	843,744	1,630,506	1,514,599
Selling, general and administrative expenses	114,238	122,828	240,372	229,422
Total	$858,691	$966,572	$1,870,878	$1,744,021

Interest expense:
Interest incurred	$31,055	$36,544	$62,017	$71,332
Interest capitalized	(31,055)	(36,544)	(62,017)	(71,332)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$28,746	$37,754	$63,321	$68,301
Depreciation and amortization	7,815	7,463	15,744	15,377

Average selling price:
West Coast	$567,200	$574,800	$591,900	$588,600
Southwest	317,100	326,500	316,700	326,500
Central	297,600	287,400	295,200	286,300
Southeast	292,300	297,800	292,100	297,900
Total	$364,100	$367,700	$377,400	$369,100

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Six Months Ended May 31, 2020 and 2019 (Dollars in Thousands - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2020	2019	2020	2019
Homes delivered:
West Coast	585	680	1,379	1,177
Southwest	552	566	1,155	1,049
Central	955	1,067	1,923	1,891
Southeast	407	455	794	803
Total	2,499	2,768	5,251	4,920

Net orders:
West Coast	555	1,141	1,534	1,840
Southwest	305	768	1,070	1,301
Central	719	1,498	1,936	2,424
Southeast	179	657	713	1,174
Total	1,758	4,064	5,253	6,739

Net order value:
West Coast	$324,936	$664,431	$923,352	$1,084,892
Southwest	99,464	241,729	356,684	412,568
Central	212,445	438,302	585,926	722,568
Southeast	51,599	188,226	205,136	334,747
Total	$688,444	$1,532,688	$2,071,098	$2,554,775

	May 31, 2020		May 31, 2019
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,198	$705,357	1,378	$806,651
Southwest	1,153	380,454	1,178	372,699
Central	2,001	609,156	2,247	669,037
Southeast	728	208,050	1,124	324,786
Total	5,080	$1,903,017	5,927	$2,173,173

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages - Unaudited)

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin and ratio of net debt to capital, neither of which is calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because they are not calculated in accordance with GAAP, these non-GAAP financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended May 31,		Six Months Ended May 31,
	2020	2019	2020	2019
Housing revenues	$909,978	$1,017,799	$1,981,788	$1,815,970
Housing construction and land costs	(744,151)	(843,071)	(1,629,632)	(1,504,399)
Housing gross profits	165,827	174,728	352,156	311,571
Add: Inventory-related charges (a)	4,379	4,337	10,051	7,892
Housing gross profits excluding inventory-related charges	170,206	179,065	362,207	319,463
Add: Amortization of previously capitalized interest (b)	28,746	37,716	63,321	67,702
Adjusted housing gross profits	$198,952	$216,781	$425,528	$387,165
Housing gross profit margin	18.2%	17.2%	17.8%	17.2%
Housing gross profit margin excluding inventory-related charges	18.7%	17.6%	18.3%	17.6%
Adjusted housing gross profit margin	21.9%	21.3%	21.5%	21.3%

(a)	Represents inventory impairment and land option contract abandonment charges associated with housing operations.

(b)	Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages - Unaudited)

because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.
Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	May 31, 2020	November 30, 2019
Notes payable	$1,766,539	$1,748,747
Stockholders’ equity	2,490,354	2,383,122
Total capital	$4,256,893	$4,131,869
Ratio of debt to capital	41.5%	42.3%

Notes payable	$1,766,539	$1,748,747
Less: Cash and cash equivalents	(575,006)	(453,814)
Net debt	1,191,533	1,294,933
Stockholders’ equity	2,490,354	2,383,122
Total capital	$3,681,887	$3,678,055
Ratio of net debt to capital	32.4%	35.2%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents, by capital (notes payable, net of homebuilding cash and cash equivalents, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.